                                   EXHIBIT 12
                       STATEMENT RE COMPUTATION OF RATIOS


                                                                 Year Ended December 31,
                                          1997            1998            1999            2000            2001
                                          ----            ----            ----            ----            ----

Pretax earnings (losses)            $  (4,592,223)    $ 1,226,399   $     975,571    $    513,814    $   (397,217)

Interest expense                          475,056         437,803         333,170         456,158         355,686
                                    -------------   -------------   -------------    ------------    ------------

Subtotal (A)                           (4,117,167)      1,664,202       1,308,741         969,972         (41,531)
                                    -------------   -------------   -------------    ------------    ------------

Interest expense                          475,056         437,803         333,170         456,158         355,686

Preferred stock dividend
   requirements                            92,438          89,636          89,636          59,160         144,293
                                    -------------   -------------   -------------    ------------    ------------

Subtotal (B)                        $     567,494   $     527,439   $     422,806    $    515,318    $    499,979
                                    -------------   -------------   -------------    ------------    ------------

(A) divided by (B)                    (7.25)(1)           3.16            3.10            1.88         (.71)(2)
                                      =========           ====            ====            ====         ========


(1)      Due to unusual charge
(2)      Due to net loss for the year